EXHIBIT 99.1
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                              FAB INDUSTRIES, INC.

200 MADISON AVENUE * NEW YORK, N.Y. 10016 * (212) 592-2700 * FAX (212) 689-6929

          FOR IMMEDIATE RELEASE:                 FAB INDUSTRIES, INC.
                               200 MADISON AVENUE
                              NEW YORK, N.Y. 10016

                           FAB INDUSTRIES, INC. (ASE)
REPORTS THAT IT HAS SUSPENDED ITS FORMAL AUCTION PROCESS BECAUSE IT FAILED TO RECEIVE A BINDING OFFER TO SELL THE BUSINESS AS A GOING CONCERN

NEW YORK, N.Y. - August 11, 2004 - Fab Industries, Inc., a major manufacturer of knitted textile fabrics, laces, related finished home products and laminated fabrics, today announced that it has suspended its formal auction process because it failed to receive a binding offer to purchase the Company's business as a going concern. The Company engaged the investment banking firm of McFarland Dewey & Co., LLC in November 2002 to assist it with the sale of the Company's business. McFarland Dewey contacted over 80 potential acquirors during the course of this eighteen-month process. On October 14, 2003, the Company announced that it had yet to receive any bona-fide offers to acquire the business as a going concern. Following that announcement, on October 23, 2003, the Company received a preliminary offer from a management-led buyout group to acquire the business, as a going concern, for $19,556,366 (or $3.75 per share). The Company subsequently announced on November 14, 2003, that a stockholder filed a lawsuit, naming as defendants, the Company and each of its directors, seeking class-action certification, preliminary and permanent injunctions against the proposed management-led buyout, and unspecified damages. The preliminary offer from the management-led buyout group was subsequently withdrawn.

         The Company continued the auction process following the withdrawal of the management-led buyout group's preliminary offer. On March 10, 2004, the Company paid a $3.00 per share liquidating distribution (the "Liquidating Distribution"). Following the Liquidating Distribution, the auction process resulted in the Company receiving three non-binding initial indications of interest from unaffiliated third parties, at prices ranging from $7,822,547 ($1.50 per share) to $11,733,820 ($2.25 per share) and a non-binding initial indication of interest from SSJJJ Manufacturing Co., Inc., an acquisition vehicle owned by Steven Myers, the Company's President and Chief Operating Officer ("SSJJJ"), at a price of $14,758,537 (or $2.83 per share). A Special Committee of the Company's Board of Directors, comprised solely of independent directors, was formed to evaluate SSJJJ's preliminary indication of interest. After further discussions between the Special Committee and SSJJJ, SSJJJ indicated that it may be willing make a binding offer of $14,602,086 ($2.80 per share) to purchase the Company's business as a going concern. SSJJJ informed the Special Committee on August 9, 2004, that it would not be making a binding offer at this time to purchase the Company's business.

         There where three preliminary liquidation analyses prepared for the Company and/or the Special Committee in 2004 which showed a per share liquidation value range of $3.16 to $4.36. The preliminary liquidation analysis showing a $4.36 per share liquidation value assumed that an orderly liquidation of the Company's assets would be completed within 6 months, while the other two preliminary liquidation analyses assumed that an orderly liquidation of the Company's assets would be completed within 6 to 12 months. Each of the preliminary liquidation analyses valued the Company's real property and equipment based on asset appraisals that were performed more than twelve months ago. Each of the liquidation analyses assumes, among other things, that all of the Company's real property and fixed assets can be sold at their appraised value and estimates certain of the Company's contingent liabilities. The Company's management believes that each of the liquidation analyses are overstated, that the assumptions used in each of the liquidation analyses are not reasonable in light of the current conditions in the textile industry, that it would take

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approximately 12 months to complete an orderly liquidation of the Company's assets, and that the actual per share liquidation value could be materially less than the range in the liquidation analyses.

         While the Company reviews its alternatives to maximize shareholder value, the Company will continue to operate its business in its current fashion to preserve the value of its assets in accordance with the Company's Plan of Liquidation and Dissolution (the "Plan") that was adopted by the Company's stockholders on May 30, 2002. The Plan provides that if it is not feasible to make a final distribution to the stockholders prior to May 30, 2005, the Company will be required to transfer its remaining assets and liabilities to a liquidating trust for the benefit of the Company's stockholders.

         There can be no assurance that the Company will be able to sell its business as a going concern, that the Company will be able to liquidate all of its assets prior to May 30, 2005, or that the sale of its business and assets will generate proceeds to the stockholders in an amount equal to or greater than the market price of its stock or the liquidation analysis price range indicated above.

         Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including, but not limited to, the following: whether a final offer to purchase the business as a going concern will be received in the future; the aggregate liquidating distribution(s) made to the stockholders; whether the Company's business will be sold as a going concern; overall economic and business conditions; our continuing ability to support the demand for our goods and services; competitive factors in the industries in which we compete; changes in government regulation; changes in tax requirements (including tax rate changes, new tax laws and revised tax interpretations); interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations; material contingencies provided for in a sale of our assets; de-listing of our common stock from the American Stock Exchange; our ability to retain key employees during any wind down period; and any litigation arising as a result of our plan to wind down our operations or sell the Company's business. Additional risks are discussed in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on form 10-K for the year ended November 30, 2003. These risks and uncertainties should be considered in evaluating any forward-looking statements contained in this press release.

                     WEBSITE: HTTP://WWW.FAB-INDUSTRIES.COM

CONTACT INFORMATION:

David Miller
Vice President - Chief Financial Officer
Fab Industries, Inc.
(212) 592-2865
david.miller@fab-industries.com


James M. Dubin
Partner
Paul, Weiss, Rifkind, Wharton &Garrison LLP
(212) 373-3026
jdubin@paulweiss.com